UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC


                              FORM 8-K
                           CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of Earliest Event Reported): May 12, 1997



                          CTS CORPORATION
       (Exact name of registrant as specified in its charter)





      Indiana                    1-4639             35-0225010
(State of other juris-        (Commission File    (I.R.S. Employer
diction of incorporation)     Number)             Identification No.)



905 West Boulevard North, Elkhart, Indiana               46514
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code   (219) 293-7511

















                             Page 1 of 2
Item 5.   Other Events

     The information regarding an announcement on May 12, 1997 contained in the press release, filed as Exhibit A to this report, is incorporated herein by reference.


                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CTS CORPORATION




Dated:  May 12, 1997
                                   Jeannine M. Davis
                                   Vice President, Secretary and
                                   General Counsel

                              PRESS RELEASE


Contact  (CTS):                                   Contact (Dynamics):
_____________________________________________________________________________

Gene Donati                                  Henry V. Kensing
Clark & Weinstock                            Dynamics Corporation of America
212-953-2550                                 203-869-3211


              CTS AND DYNAMICS CORPORATION OF AMERICA AGREE
                   TO STRATEGIC  BUSINESS COMBINATION


     Elkhart, Indiana, and Greenwich, Connecticut, May 12, 1997 -- CTS Corpor-ation (NYSE: CTS) and Dynamics Corporation of America (NYSE: DYA) announced that they have entered into a definitive agreement providing for a strategic business combination. Under the agreement, CTS will promptly commence a cash tender offer for approximately 50% of Dynamics' common stock at $55 per share and all Dynamics' shares not purchased in the tender offer will be converted in a merger into 0.88 shares of CTS stock.

     The combined company is expected to have annual revenues of over $500 million, and assuming the purchase of half of Dynamics' stock in the tender offer, a combined market capitalization of more than $280 million, based on the current market price. CTS also announced that, in addition to issuing CTS shares in the merger, it will declare a 1:1 stock dividend upon completion of the merger.

     "We believe the merger begins another exciting new chapter in CTS' 100-year history by positioning CTS for further profitable growth," said Joseph P. Walker, Chairman and Chief Executive Officer of CTS. He added, "We've spent the last eight years focusing on reducing costs and developing new products; we're strong and lean, and now well positioned to grow. In particular, we've successfully streamlined our cost structure and repositioned our businesses."

     Over the past five years, CTS' net earnings have increased five fold based primarily on operational improvements. Gross margins have increased from 18.5% in 1991 to 26.1% in 1996. Over this period, sales per employee have increased 56% and return on assets has increased four fold. These improvements are evident in CTS' 1997 first quarter results: sales increased 14% to $91 million and earnings increased 58% to $7 million. Bookings during the first quarter of 1997 reached a record $112 million, an increase of 23% over first quarter of 1996.






     Walker said, "The Dynamics merger is a significant step in CTS' external
growth strategy.    The combined company will have enhanced financial and
operational flexibility and the transaction will result in a broadening of CTS' stock ownership base and an improvement in CTS' stock market liquidity."

     "The agreement with CTS presents an opportunity for Dynamics' shareholders to participate in the future growth of the combined companies on a tax favored basis while providing a substantial premium for those of our shareholders who elect to tender their shares for cash," said Andrew Lozyniak, Chairman and Chief Executive Officer of Dynamics. He continued, "Dynamics has had a major equity stake in CTS for over a decade, and Dynamics' shareholders are now in a position to benefit from direct ownership in a profitable and growing company."

     CTS' CEO Walker said, "The transaction allows CTS and Dynamics to combine complementary product lines and cut costs. Dynamics' frequency control and heat dissipating product lines will be combined with CTS operations resulting in operational synergies and cost savings."

     Cost savings from the merger are expected to be over $2.0 million annually, beginning after the completion of the transaction. The transaction is expected to be accretive to earnings in 1997 and beyond.

     The management teams of the two companies will be combined to further increase the resources of the merged company. Mr. Walker will continue as Chairman and Chief Executive Officer of the combined company, which will continue to operate under the CTS name. Mr. Lozyniak will join the combined company's Office of the Chairman with Mr. Walker and focus on strategic issues while continuing to oversee the management of Dynamics' continuing operations. The board of directors of the combined company will initially be CTS' current five-member board, which includes Mr. Walker, Mr. Lozyniak, Patrick Dorme (Dynamics' Chief Financial Officer) and two independent directors. The combined company's board will increase by at least two additional independent directors as promptly as practical following the merger.

     CTS has arranged financing for the tender offer, which is expected to be completed in June, 1997. The merger is expected to be completed this summer.

     The merger is subject to approval by shareholders of both companies and other customary conditions.








     This press release is neither an offer to sell securities nor a solicitation of offers to buy securities. This press release contains forward-looking statements within the meaning of federal securities laws. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from these statements, including as a result of general economic conditions, competitive factors and pricing pressures, the impact of present and future laws, availability and cost of financing and events or circumstances outside of management's control affecting its ability to realize expected cost savings.

     CTS is a diversified manufacturer of electronic and electromechanical components for the automotive, computer equipment, communications equipment, instruments and controls, defense and aerospace, and consumer electronics markets. Headquartered in Elkhart, Indiana, CTS operates manufacturing plants in the United States and abroad.

     Dynamics is a diversified company which manufactures electronic components, mobile vans and transportable shelters for specialized electronic and medical diagnostic equipment, portable electric housewares and commercial appliances, air distribution equipment, specialized air-conditioning equipment and generator sets. Dynamics currently holds a 44.1% stake in CTS.